Exhibit 99.1

Macquarie Infrastructure Corporation Reports Fourth Quarter and Full-Year 2015 Financial Results, Increases Cash Dividend

●	Fourth quarter cash dividend of $1.15 per share declared

●	2015 dividend growth of 14.7% exceeds guidance

●	Expected 2016 dividend growth reaffirmed

●	2015 Adjusted Free Cash Flow increases 17.7% to $5.71 per share

NEW YORK--(BUSINESS WIRE)--February 22, 2016--Macquarie Infrastructure Corporation (NYSE:MIC) announced its financial results for the fourth quarter and full-year 2015 including an authorization of the payment of a cash dividend for the fourth quarter of 2015 of $1.15 per share ($4.60 per share annualized). For the full year 2015, dividends paid by MIC increased by 14.7% compared with 2014.

MIC’s fourth quarter 2015 dividend will be paid on March 8, 2016 to shareholders of record on March 3, 2016. MIC has increased its cash dividend in each of the last nine quarters.

“We are pleased to have grown our dividend in excess of our guidance,” said James Hooke, chief executive officer of MIC. “What is most pleasing is that the increase has been underpinned by substantial growth in the Free Cash Flow generated by our businesses. That growth has been achieved despite the volatility in markets broadly and reinforces a basic premise of infrastructure – namely, that it is an inherently more stable asset class.”

MIC manages its businesses and investments to optimize Free Cash Flow, a non-GAAP measure it defines as Cash from Operations less maintenance (or sustaining) capital expenditures and adjusted for changes in working capital. The Company also elected to exclude the benefit of $0.09 per share associated with a tax refund received in the fourth quarter of 2015. As a result, MIC generated $1.18 and $5.71 per share in Adjusted Free Cash Flow for the quarter and full-year 2015, respectively, a decrease of $0.10 per share, or 7.8%, for the fourth quarter and an increase of $0.86 per share, or 17.7%, for the year over the prior comparable periods.

More than 100% of the $0.10 per share decrease in Adjusted Free Cash Flow generation in the fourth quarter of 2015 was attributable to the timing of maintenance capital expenditures at Hawaii Gas and International-Matex Tank Terminals (IMTT). The changes in timing of capital spending were announced previously.

MIC also accelerated the timing of maintenence capital expenditures at Atlantic Aviation into 2015. The amount deployed in the fourth quarter was consistent with the Company's forecast.

MIC reiterated its prior guidance with respect to dividend growth in 2016 and expects to distribute between $5.00 and $5.10 per share in cash for the full year. “Given our pipeline of growth projects, and assuming the continued stable performance of our businesses, we are confident in our ability to deliver value to our shareholders in the form of an attractive rate of growth in our dividend,” said Hooke.

MIC’s dividend guidance contemplates issuance of additional shares upon the reinvestment of base management fees payable to Macquarie Infrastructure Management (USA) Inc. It also assumes the payment of minimal federal income taxes and the deployment of growth capital in amounts similar to years past.

The Company indicated that it has a pipeline of more than $200.0 million in approved growth projects and that it expects to complete the majority of these in 2016. Hooke noted that the Company believes it can fund the pipeline of growth without accessing either the debt or equity capital markets for additional resources.

MIC’s IMTT business produced financial results in the fourth quarter that were consistent with the first nine months of the year. Top line growth was offset by a decrease in spill response activity at IMTT’s OMI Environmental Solutions subsidiary, reduced product heating due to relatively warmer weather and reduced rail services revenue as a result of a reduction in the movement of heavy oil products by train. Foreign exchange rates were also a negative factor relative to the small portion of the overall results derived from Canadian operations.

Revenue from firm commitments increased in the quarter and full year periods driven by continued strong demand for IMTT’s services. On a constant currency basis, revenue from firm commitments would have increased by 2.3% in 2015 compared with 2014.

Refined petroleum product storage and handling represents approximately 55% of IMTT’s total revenue. In essence, the business functions as a distribution hub for these products. Crude and asphalt storage represents approximately 3% of IMTT’s total revenue and IMTT reported a decrease in services provided in support of these products in the fourth quarter and full year primarily as a result of a reduction in product shipments by rail from Canada. The remainder of IMTT’s revenue is generated under contracts related to the production, use or distribution of chemicals, vegetable and animal oils and other services.

“The performance of IMTT in both the quarter and the full year periods reflects the downstream services nature of the business overall, as well as the extent to which it is uncorrelated with the exploration and production (E&P) portion of the oil industry,” said Hooke. “While upstream E&P companies are under considerable financial pressure, the vast majority of the hydrocarbons stored at IMTT have already been refined. Given the refined product focus, IMTT saw no signs of counter-party distress during 2015.”

MIC’s Atlantic Aviation business continued to deliver solid growth year over year in the fourth quarter reflective of ongoing increases in general aviation (GA) flight activity in the U.S. and the overall attractiveness of the Atlantic Aviation network of fixed base operations (FBO). Atlantic Aviation posted increases in same store (excluding acquisitions completed during the year) and total gross profit for the quarter of 6.4% and 6.8%, respectively. For the full year, same store and total gross profit increased 8.3% and 13.1%, respectively.

“The attractiveness of the Atlantic Aviation network and its safety-focused value proposition contributed to a very strong financial result in both the fourth quarter and full year periods,” noted Hooke. “We believe these attributes have enabled Atlantic Aviation to significantly outperform relative to industry fundamentals such as flight movements - a trend that, under current economic conditions, we would expect to continue.”

The businesses comprising MIC’s Contracted Power & Energy (CP&E) segment underperformed relative to expectations during both the quarter and full year periods. A reduced level of both insolation and wind compared with historical averages resulted in a lower than expected level of power generation by the renewable portions of the segment. Although the fourth quarter is typically a softer quarter for peak power demand, relatively mild weather in the Northeast saw the uncontracted portion of the power generating capacity of the Bayonne Energy Center (BEC) dispatched less frequently than the Company had expected.

Comparisons with prior periods are not meaningful in the CP&E segment as a result of the acquisition of a wind power facility in December of 2014 and the acquisition of BEC in April of 2015. The segment generated gross profit of $28.1 million and $104.9 million in the quarter and full year ended December 31, 2015, respectively, and EBITDA of $18.7 million and $68.2 million, respectively.

“The warmer winter meant that the uncontracted power portion (37.5% of capacity) of BEC’s capacity was not called upon in the fourth quarter to the extent forecasted when we acquired the business,” said Hooke. “The financial impact of the underperformance of both the renewable portfolio and BEC versus expectations was modest – approximately $5.0 million of EBITDA for the year or less than 1.0% of MIC’s adjusted proportionately combined EBITDA – and we expect that normalized weather and the steps we are taking to bring lower cost gas to BEC via the pipeline we announced in January will contribute to segment performance consistent with our expectations going forward.”

MIC’s Hawaii Gas subsidiary generated financial results for 2015 that reflected an approximately 2% increase in the volume of gas sold compared with 2014 on an underlying basis and were consistent with the improvement in the economy of Hawaii generally. Unemployment in Hawaii remained low, tourism was strong and the local economy continued to expand – all of which contributed to the consistent performance of the business.

Hawaii Gas reported gross profit for the quarter and year ended December 31, 2015 of $14.8 million and $76.9 million, down 19.8% and up 1.7%, respectively, on the prior corresponding periods. Excluding the impact of unrealized losses on propane hedges extending into 2019, gross profit would have increased by 4.9% for the quarter and 4.1% for the full year.

“The core business of Hawaii Gas – providing safe, reliable and cost effective energy solutions to residents and businesses of Hawaii – performed well,” said Hooke. “We continue to make progress, albeit slowly, on our initiatives to broaden the suite of services of Hawaii Gas to include supporting important initiatives such as the development of renewable sources of energy in Hawaii.”

Overview of Proportionately Combined Measures at December 31, 2015

Revenue – MIC’s proportionately combined revenue for the fourth quarter and full year 2015 decreased 1.5% and increased 9.4% versus the prior comparable periods to $397.7 million and $1,625.8 million, respectively. The full year increase reflects the contribution from acquisitions concluded during 2014 and 2015 and growth in the volume of products sold, partially offset by a reduction in the cost of fuel sold by Atlantic Aviation and gas sold by Hawaii Gas. The decline in revenue in the fourth quarter reflects a reduction in the cost of fuel in 2015 compared with 2014. The lower cost of aviation fuel and gas are generally passed through to customers of MIC’s businesses resulting in a reduction in revenue and a corresponding reduction in cost of goods sold/services provided. Either or both of volume or margin increases will be reflected in improved gross profit.

Gross Profit – Because of the pass through nature of fluctuations in energy input costs, up or down, gross profit is effectively the “top line” to which MIC manages its businesses. Gross profit generated in the fourth quarter and full year in 2015 increased 11.8% and 32.1% versus the prior comparable periods to $224.0 million for the quarter and $908.5 million for the year. The increase was attributable to:

●	Contributions from the IMTT acquisition in July 2014;

●
Storage pricing and an increase in storage utilization at IMTT, partially offset by reduced spill response activity, tank heating, rail services and foreign exchange rates for the quarter and full year;

●	Increases in GA flight activity for the quarter and full year and contributions from sites acquired by Atlantic Aviation during 2014 and 2015;

●	Acquisitions of BEC in April 2015 and an additional wind power facility in December 2014, partially offset by the sale of District Energy in the third quarter of 2014; and,

●	An increase in the volume of gas sold by Hawaii Gas.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA), Excluding Non-Cash Items – Proportionately combined EBITDA increased 16.3% to $151.1 million and 43.0% to $614.1 million in the quarter and full year 2015 periods, respectively. The increases reflect higher gross profit resulting from improved performance and contributions from acquisitions completed in each of 2014 and 2015, offset by higher SG&A expenses attributable to:

●	Consolidation of the expenses of IMTT for the full year;

●	Incremental costs associated with acquired power facilities; and,

●	incremental expenses related to the acquisition of additional FBOs, higher labor and benefits, rent, repairs and maintenance and professional services fees at Atlantic Aviation; partially offset by,

●	Improvements in cost control at IMTT and the absence of corporate costs incurred in 2014 related to the IMTT acquisition; and,

●	Reductions in promotional and legal costs at Hawaii Gas.

See “Use of Non-GAAP Measures” below for MIC’s definition of EBITDA excluding Non-Cash Items and further information on MIC’s use of this measure and see the reconciliation of Proportionately Combined Net Income (Loss) to EBITDA excluding Non-Cash Items attached to this release.

Cash Interest – Excluding non-cash derivatives gains and losses, proportionately combined cash interest expense increased 19.6% to $26.9 million in the fourth quarter and 110.4% to $159.3 million in the full year 2015 periods. The increase in cash interest expense was attributable to:

●	$50.6 million of swap breakage costs;

●	The consolidation of IMTT; and,

●	Incremental debt associated with acquisitions of a wind power facility and BEC; and,

●	Interest on holding company convertible notes and on a revolving credit facility issued in mid-2014.

Cash Taxes – Proportionately combined cash taxes were a benefit of $7.0 million and $6.4 million in the fourth quarter and full year 2015 periods, respectively, primarily as a result of fees incurred during the year and $6.9 million of tax refund received in the fourth quarter of 2015 relating to the election of bonus depreciation for 2014. Based on current forecasts of cash operating expenses including management fees, non-cash depreciation and amortization together with other tax strategies, MIC does not expect to incur a material federal income tax liability until late 2019.

Maintenance Capital Expenditures – Proportionately combined maintenance capital expenditures increased by 128.5% to $30.3 million in the fourth quarter and by 58.8% to $68.6 million in the full year 2015 period. The increase was attributable to:

●
An increase in maintenance capital expenditures at IMTT in the fourth quarter relative to a curtailment of spending in the prior comparable period and an overall weighting of total maintenance capital spending of $37.7 million to the second half of the year in 2015;

●
Planned increases in capital spending at Atlantic Aviation, based on the better than expected performance of the business, designed to create additional financial flexibility at the business in the future; and

●	Planned increases in capital spending at Hawaii Gas, primarily in the fourth quarter of 2015.

Free Cash Flow – Proportionately Combined Free Cash Flow increased 11.0% to $100.9 million in the fourth quarter and 49.7% to $392.6 million for the full year period primarily as a result of the consolidation of IMTT, and the acquisitions of BEC and wind power facilities, together with improved financial performance of MIC’s businesses generally. Adjusted proportionately combined Free Cash Flow increased 45.8% to $445.5 million in the year to date period.

Adjusted proportionately combined Free Cash Flow excludes:

●
$50.6 million of swap breakage costs (as a result of the successful refinancing of the majority of the debt across its businesses, MIC believes that swap breakage fees incurred over the next several years, if any, will be minimal);

●	$9.3 million of transaction expenses related to BEC primarily in the first half of 2015;

●	A tax refund of $6.9 million received in the fourth quarter of 2015 relating to the election of bonus depreciation for 2014; and,

●	$43.3 million of transaction expenses and voluntary pension contributions primarily related to IMTT and Hawaii Gas in the third quarter of 2014.

MIC regards Free Cash Flow as an important tool in assessing the performance of its capital intensive, cash generative businesses. Proportionately combined Free Cash Flow refers to the consolidated Free Cash Flow generated by MIC’s businesses other than non-controlling interests in the partnerships in solar and wind power facilities, after holding company costs. See “Use of Non-GAAP Measures” below for MIC’s definition of Free Cash Flow and further information and see the reconciliation of Proportionately Combined Net Income (Loss) to EBITDA excluding Non-Cash Items attached to this release.

MIC’s reported increase in adjusted Free Cash Flow was partially offset on a per share basis by an increase in the number of shares outstanding. The increase in share count reflects the impact of capital raised in connection with the acquisitions of IMTT and BEC and the reinvestment in shares of base fees and a portion of the performance fees earned by the Company’s Manager during 2015. No performance fee was payable for the fourth quarter of 2015.

Overview of Consolidated Results for the Fourth Quarter and Full Year

Revenue – MIC’s consolidated revenue decreased by 0.9% to $401.4 million in the fourth quarter and increased 21.3% to $1,639.3 million for the full year compared with the prior comparable periods. The full year increase reflects the contribution from acquisitions during 2014 and 2015 and growth in the volume of products sold, partially offset by a reduction in the cost of fuel sold by Atlantic Aviation and gas sold by Hawaii Gas. The decline in revenue in the fourth quarter reflects a reduction in the cost of fuel in 2015 compared with 2014. The lower cost of aviation fuel and gas are passed through to customers of MIC’s businesses resulting in a reduction in revenue and a corresponding reduction in cost of goods sold/services provided.

Expenses – Selling, general and administrative expenses increased in the fourth quarter and full year by 5.0% to $79.2 million and by 14.9% to $304.9 million, respectively. The increases are the result of acquisitions completed in 2014 and 2015, partially offset by the absence of acquisition costs related to IMTT incurred in 2014 and reductions in SG&A, primarily at IMTT, in 2015.

Fees payable to MIC’s external manager increased 19.8% to $17.0 million in the fourth quarter of 2015 as a result of the Company’s increased market capitalization compared with the fourth quarter in 2014. Fees payable to the manager for the full year increased 111.1% to $355.0 million as a result of the increase in market capitalization and performance fees incurred in the first and second quarters. All of the fees incurred were settled with the issuance of new shares, not cash, other than $67.8 million paid in cash in the third quarter and $67.8 million that was deferred until July of 2016, and $65.0 million in the third quarter of 2014.

Net Income (Loss) – MIC reported net income of $32.9 million in the fourth quarter and a net loss of $108.5 million for the full year 2015 compared with net income of $21.0 million and $1,042.0 million in the comparable periods in 2014. The substantial net income the Company generated in 2014 reflects primarily a non-cash gain from acquisition/sale of business related to the IMTT acquisition and the sale of a district energy business in that year.

Use of Non-GAAP Measures

MIC reports EBITDA excluding non-cash items on a consolidated and operating segment basis and reconciles each to consolidated net income (loss). EBITDA excluding non-cash items is a measure relied upon by management in evaluating the performance of its businesses and investments. EBITDA excluding non-cash items is defined as earnings before interest, taxes, depreciation and amortization and non-cash items, which includes impairments, gains and losses on derivatives and adjustments for certain other items reflected in the statement of operations. EBITDA excluding non-cash items also excludes any base management and performance fees, if any, whether paid in cash or stock.

MIC believes that EBITDA excluding non-cash items provides additional insight into the performance of its operating businesses, relative to each other and to similar businesses without regard to capital structure, and into their ability to service or reduce debt, fund capital expenditures and/or support distributions to the holding company.

MIC also reports Free Cash Flow and Proportionately Combined Free Cash Flow, as defined below, on both a consolidated and an operating segment basis as a means of assessing the amount of cash generated by its businesses and as a supplement to other information provided in accordance with GAAP, and reconciles each to cash from operating activities. MIC believes that reporting Free Cash Flow provides additional insight into its ability to deploy cash as GAAP measures, such as net income (loss) and cash from operating activities, do not reflect all of the items that management considers in estimating the amount of cash generated by its operating businesses. MIC defines Free Cash Flow as cash from operating activities, which includes cash paid for interest, taxes and pension contributions, less maintenance capital expenditures, and includes principal repayments on capital lease obligations used to fund maintenance capital expenditures, and excludes changes in working capital.

Free Cash Flow does not fully reflect MIC’s ability to freely deploy generated cash, as it does not reflect required payments on indebtedness and other fixed obligations or the other cash items excluded when calculating Free Cash Flow. Free Cash Flow may be calculated in a different manner by other companies, which limits its usefulness as a comparative measure. Free Cash Flow should be used as a supplemental measure and not in lieu of MIC’s financial results as reported under GAAP.

MIC may report certain financial metrics on a proportionately combined basis including proportionately combined gross profit, proportionately combined EBITDA excluding non-cash items, proportionately combined cash interest, proportionately combined cash taxes, proportionately combined maintenance capital expenditures, proportionately combined Free Cash Flow including adjusted proportionately combined Free Cash Flow, proportionately combined Free Cash Flow per share, proportionately combined growth capital expenditures and proportionately combined net debt. The Company believes that such measures provide investors and management with additional insight into the financial results and cash generated on the basis of its varied ownership interests in its businesses and investments for the reporting periods.

Proportionately combined metrics used by MIC may be calculated in a different manner by other companies and may limit their usefulness as a comparative measure. Proportionately combined metrics should be used as a supplement to and not in lieu of financial results reported in accordance with GAAP.

The following tables summarize MIC’s financial performance on a proportionately combined basis for the quarter and full year periods ended December 31, 2015, and for the prior comparable periods.

	Quarter Ended December 31, 2015
	IMTT 100%(1)	Atlantic Aviation	Contracted Power and Energy(2)	Hawaii Gas	MIC Corporate	Proportionately Combined(3)	Contracted Power and Energy 100%

Gross profit	82,069	101,952	25,118	14,822	N/A	223,961	28,124
EBITDA excluding non-cash items	75,154	48,049	15,987	14,641	(2,727)	151,104	18,734
Free cash flow	47,885	33,096	10,509	8,390	974	100,854	12,382

	Quarter Ended December 31, 2014
	IMTT 100%(1)	Atlantic Aviation	Contracted Power and Energy(2)	Hawaii Gas	MIC Corporate	Proportionately Combined(3)	Contracted Power and Energy 100%

Gross profit	83,919	95,458	2,394	18,489	N/A	200,260	3,364
EBITDA excluding non-cash items	74,915	44,194	176	13,796	(3,200)	129,881	657
Free cash flow	57,210	29,482	(1,072)	10,940	(5,732)	90,828	(988)

	Year Ended December 31, 2015
	IMTT 100%(1)	Atlantic Aviation	Contracted Power and Energy(2)	Hawaii Gas	MIC Corporate	Proportionately Combined(3)	Contracted Power and Energy 100%

Gross profit	327,317	410,155	94,095	76,899	N/A	908,466	104,896
EBITDA excluding non-cash items	302,067	203,617	58,507	60,083	(10,138)	614,136	68,156
Free cash flow	194,570	153,023	16,005	44,118	(15,080)	392,636	21,989

		Year Ended December 31, 2014
	IMTT 50%(4)	IMTT 100%(1)	Atlantic Aviation	Contracted Power and Energy(2)	Hawaii Gas	MIC Corporate	Proportionately Combined(3)	IMTT 100%(5)	Contracted Power and Energy 100%

Gross profit	85,727	147,333	362,564	16,639	75,609	N/A	687,872	318,786	25,922
EBITDA excluding non-cash items	78,712	127,751	167,931	12,914	56,956	(14,903)	429,361	285,175	22,723
Free cash flow	31,324	83,577	125,475	5,103	35,902	(19,035)	262,346	146,225	10,480

____________
N/A- Not applicable.
(1)
Represents our 100% ownership interest in IMTT subsequent to July 16, 2014. IMTT owns 66.7% of its Quebec marine terminal in Canada. The remainder is owned by one other party. IMTT consolidates the results of the Quebec terminal in its financial statements and adjusts the portion that it does not own through noncontrolling interest. The above table shows 100% of IMTT, including the 33.3% portion of the Quebec terminal that it does not own, which is not significant. Both MIC’s and IMTT’s EBITDA excluding non-cash items and Free Cash Flow reflects 100% of the results of the Quebec terminal.

(2)
Proportionately combined Free Cash Flow for Contracted Power and Energy is equal to MIC's controlling ownership interest in its solar and wind power facilities and the district energy business, up to August 21, 2014, date of sale. As of April 1, 2015, Contracted Power and Energy also includes 100% of BEC, a gas-fired power facility.

(3)	Proportionately combined Free Cash Flow is equal to the sum of Free Cash Flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(4)	Our proportionate interest in IMTT prior to the acquisition of the remaining 50% interest on July 16, 2014.
(5)	Represents 100% of IMTT as a stand-alone business.

Factors Affecting Business Financial Performance in 2015

International Matex Tank Terminals

●
Revenue decreased in 2015 versus 2014 as a result of decreased spill response activity at OMI Environmental Solutions Inc., reduced heating revenue, and a reduction in rail services provided by IMTT. These were offset by improvements in firm commitments including increased utilization rates of 94.9% at year end 2015 compared with 92.5% at year end 2014, and price increases generally. On a constant currency basis, firm commitments would have increased 2.3% in 2015 compared with 2014.

●
Costs controls and efficiencies achieved since the IMTT acquisition contributed to a decrease in expenses of 12.3%. Savings have been achieved in insurance and procurement, with the application of technology and improved controls generally. The reductions were partially offset by expenses incurred in connection with ensuring IMTT was compliant with Sarbanes-Oxley (SOX) rules.

●
The weighted average remaining life of firm commitments increased in the fourth quarter to 2.62 years at December 31, 2015 from 2.33 years at the end of the third quarter in spite of an increase in volatility in commodity prices that had resulted in a renewal of storage contracts with shorter durations during the first nine months of the year.

Atlantic Aviation

●
Acquisitions of FBOs at Orlando, FL, Salt Lake City, UT and Carlsbad, CA were completed during the year. Operations at Hartford, CT were sold and an exchange of FBOs at Deer Valley, AZ and El Paso, TX with another FBO operator was also completed. The transactions were consistent with Atlantic Aviation’s strategy of opportunistically building out its network and of exiting some markets in favor of reinvesting in markets it believes have superior growth prospects.

●
The weighted average remaining lease life across Atlantic Aviation’s portfolio of FBOs increased to 19.6 years at December 31, 2015 from 18.8 years at December 31, 2014 as a result of acquisitions of leases and lease renewals with durations greater than the average.

●
The Federal Aviation Administration reported an increase in general aviation flight activity of 1.2% in 2015 compared with 2014. The increase was consistent with trends that have been in evidence since the first quarter in 2009. Traffic at airports at which Atlantic Aviation operates increased by 1.6% in 2015 compared with 2014.

Contracted Power and Energy

●
Solar and wind resources were less than forecast during 2015 resulting in underperformance versus expectations on the part of the solar and wind power facilities in the portfolio. Resource availability was not outside of historically normal ranges, however, and the Company expects these to normalize over time.

●	Warmer than historically normal weather in the Northeast in the fourth quarter resulted in a less frequent dispatch of power from BEC compared with the Company’s acquisition case.

●
The Company recovered $6.3 million as an adjustment to working capital in connection with the acquisition BEC. The recovery was recorded as an adjustment to the purchase price of BEC in the fourth quarter.

Hawaii Gas

●
The volume of gas sold by Hawaii Gas increased 2.0% in 2015 compared with 2014 after adjusting for the amount of gas in customer tanks. The generally healthy economy in Hawaii, as reflected in strong tourism in particular, resulted in increased consumption of gas by commercial customers including resort hotels.

●	Excluding the impact of unrealized gains (losses) on commodity hedges, gross profit per therm increased in 2015 primarily as a result of decline in the cost of commodity inputs.

●
Following the year end, Hawaii Gas completed the refinance of an $80.0 million term loan and $60.0 million revolving credit facility and extended the maturities of these facilities to February 2021 from August 2017.

Corporate and Other

●
Fees payable to MIC’s manager were larger in each of the fourth quarter and full year periods as a result of the increased market capitalization of the Company in 2015 compared with 2014. Performance fees incurred in 2015 were larger than in 2014.

●
Selling, general and administrative costs were lower in both the fourth quarter and full year periods ended December 31, 2015 as a result of reduced professional service fees, primarily those associated with acquisitions.

●	Interest expense was higher in the quarter and full year periods primarily as a result of the holding company convertible notes being outstanding from July 16, 2014.

Conference Call and WEBCAST

When: MIC has scheduled a conference call for 8:00 a.m. Eastern Time on Tuesday, February 23, 2016 during which it will review the Company’s results and answer questions from analysts and investors.

How: To listen to the conference call, please dial +1(650) 521-5252 or +1(877) 852-2928 at least 10 minutes prior to the scheduled start time. A webcast of the call will be accessible via the MIC website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: MIC will prepare materials in support of its conference call presentation. The materials will be available for downloading from the Company’s website the morning of February 23, 2016 prior to the conference call. A link to the materials will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on February 23, 2016 through midnight on February 29, 2016, at +1(404) 537-3406, or +1(855) 859-2056 Passcode: 41460927. An online archive of the webcast will be available on the MIC website for one year following the call. MIC-G

About Macquarie Infrastructure Corporation

Macquarie Infrastructure Corporation owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, a gas processing and distribution business, Hawaii Gas, and several entities comprising a Contracted Power and Energy segment. MIC is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Corporation website at www.macquarie.com/mic.

Forward-Looking Statements

This press release contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; risks associated with development, investment and expansion in the power industry; its shared decision-making with co-investors over investments including the distribution of dividends; its regulatory environment establishing rate structures and monitoring quality of service; demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks; fuel and gas and other commodity costs; its ability to recover increases in costs from customers, reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Corporation is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Corporation.

MACQUARIE INFRASTRUCTURE CORPORATION
CONSOLIDATED BALANCE SHEETS
($ in Thousands, Except Share Data)

	As of December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$22,394	$48,014
Restricted cash	18,946	21,282
Accounts receivable, less allowance for doubtful accounts
of $1,690 and $771, respectively	95,597	96,885
Inventories	29,489	28,080
Prepaid expenses	21,690	14,276
Deferred income taxes	23,355	25,412
Other	28,453	22,941
Total current assets	239,924	256,890
Property, equipment, land and leasehold improvements, net	4,116,163	3,362,585
Investment in unconsolidated business	8,274	9,773
Goodwill	2,017,211	1,996,259
Intangible assets, net	934,892	959,634
Deferred financing costs, net of accumulated amortization	46,669	32,037
Other	15,695	8,010
Total assets	$7,378,828	$6,625,188

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Due to Manager - related party	$73,317	$4,858
Accounts payable	56,688	49,733
Accrued expenses	78,527	77,248
Current portion of long-term debt	40,099	27,655
Fair value of derivative instruments	19,628	32,111
Other	40,531	32,727
Total current liabilities	308,790	224,332
Long-term debt, net of current portion	2,793,194	2,364,866
Deferred income taxes	840,191	904,108
Fair value of derivative instruments	15,698	27,724
Tolling agreements - noncurrent	68,150	-
Other	150,363	133,990
Total liabilities	4,176,386	3,655,020
Commitments and contingencies	-	-

MACQUARIE INFRASTRUCTURE CORPORATION
CONSOLIDATED BALANCE SHEETS (CONTINUED)
($ in Thousands, Except Share Data)

	As of December 31,
	2015	2014

Stockholders’ equity:
Preferred stock ($0.001 par value; 100,000,000 authorized; no shares issued and outstanding at December 31, 2015)(1)	$-	$-
Special stock ($0.001 par value; 100 authorized; 100 shares issued and outstanding at December 31, 2015)(1)	-	-
Common stock ($0.001 par value; 500,000,000 authorized; 80,006,744 shares issued and outstanding at December 31, 2015)(1)	80	-
LLC interests (no par value; 71,089,590 LLC interests issued and outstanding at December 31, 2014)(1)	-	1,942,745
Additional paid in capital(1)	2,317,421	21,447
Accumulated other comprehensive loss	(23,295)	(21,550)
Retained earnings	735,984	844,521
Total stockholders’ equity	3,030,190	2,787,163
Noncontrolling interests	172,252	183,005
Total equity	3,202,442	2,970,168
Total liabilities and equity	$7,378,828	$6,625,188
_________________
(1) See Note 10, "Stockholders' Equity", for discussions on preferred stock, special stock, common stock, LLC interests and additional paid in capital.

MACQUARIE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in Thousands, Except Share and Per Share Data)

	Year Ended December 31,
	2015	2014	2013
Revenue
Service revenue	$1,288,501	$1,064,682	$770,360
Product revenue	350,749	284,400	267,096
Financing and equipment lease income	-	1,836	3,563
Total revenue	1,639,250	1,350,918	1,041,019
Costs and expenses
Cost of services	551,029	546,609	434,177
Cost of product sales	168,954	192,881	185,843
Selling, general and administrative	304,862	265,254	210,060
Fees to Manager - related party	354,959	168,182	85,367
Depreciation	215,243	98,442	39,150
Amortization of intangibles	101,435	42,695	34,651
Loss from customer contract termination	-	1,269	5,906
Loss on disposal of assets	2,093	1,279	226
Total operating expenses	1,698,575	1,316,611	995,380
Operating (loss) income	(59,325)	34,307	45,639
Other income (expense)
Interest income	55	112	204
Interest expense(1)	(123,079)	(73,196)	(37,044)
Loss on extinguishment of debt	-	(90)	(2,472)
Equity in earnings and amortization charges of investee	-	26,391	39,115
Gain from acquisition/divestiture of businesses(2)	-	1,027,054	-
Other income, net	3,381	331	681
Net (loss) income before income taxes	(178,968)	1,014,909	46,123
Benefit (provision) for income taxes(3)	65,161	24,374	(18,043)
Net (loss) income	$(113,807)	$1,039,283	$28,080
Less: net loss attributable to noncontrolling interests	(5,270)	(2,745)	(3,174)
Net (loss) income attributable to MIC	$(108,537)	$1,042,028	$31,254

Basic (loss) income per share attributable to MIC	$(1.39)	$16.54	$0.61
Weighted average number of shares outstanding: basic	77,997,826	62,990,312	51,381,003

Diluted (loss) income per share attributable to MIC	$(1.39)	$16.10	$0.61
Weighted average number of shares outstanding: diluted	77,997,826	64,925,565	51,396,146
Cash dividends declared per share	$4.46	$3.8875	$3.35

(1) Interest expense includes losses on derivative instruments of $30.5 million, $21.3 million and $7.5 million for the years ended December 31, 2015, 2014 and 2013, respectively, of which net losses of $856,000 and $1.4 million were reclassified from accumulated other comprehensive loss for the years ended December 31, 2014 and 2013, respectively.

(2) Gain from acquisition/divestiture of businesses represents the gain of $948.1 million from IMTT Acquisition from the remeasuring to fair value of the Company’s previous 50%ownership interest and the gain of $78.9 million from the sale of the Company’s interest in the district energy business.

(3) Includes $340,000 and $568,000 of benefit for income taxes from accumulated other comprehensive loss reclassifications for the years ended December 31, 2014 and 2013, respectively.

MACQUARIE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in Thousands)

	Year Ended December 31,
	2015	2014	2013

Operating activities
Net (loss) income	$(113,807)	$1,039,283	$28,080
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	215,243	102,816	45,876
Amortization of intangible assets	101,435	42,695	34,651
Equity in earnings and amortization charges of investee	-	(26,391)	(39,115)
Equity distributions from investee	-	25,330	39,115
Gain from acquisition/divestiture of businesses	-	(1,027,181)	-
Amortization of debt financing costs	9,075	5,376	3,874
Adjustments to derivative instruments	(47,208)	(567)	(5,138)
Fees to Manager- related party	287,139	103,182	85,367
Equipment lease receivable, net	-	2,805	3,807
Deferred taxes	(58,734)	(27,942)	13,295
Other non-cash expense, net	6,253	9,559	8,777
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	722	35,858	(28,303)
Accounts receivable	5,418	1,645	(4,239)
Inventories	(84)	4,779	(4,662)
Prepaid expenses and other current assets	(6,964)	5,448	1,062
Due to Manager - related party	(33)	(11)	29
Accounts payable and accrued expenses	(8,002)	(12,446)	(23,796)
Income taxes payable	(5,926)	288	1,037
Pension contribution	-	(26,960)	(3,150)
Other, net	(3,371)	(5,951)	(1,450)
Net cash provided by operating activities	381,156	251,615	155,117

Investing activities
Acquisitions of businesses and investments, net of cash acquired	(266,895)	(1,222,266)	(28,953)
Proceeds from sale of business, net of cash divested	-	265,295	-
Return of investment in unconsolidated business	-	12,319	371
Purchases of property and equipment	(194,148)	(123,946)	(111,208)
Change in restricted cash	10,559	-	-
Other, net	1,668	(208)	154
Net cash used in investing activities	(448,816)	(1,068,806)	(139,636)

MACQUARIE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
($ in Thousands)

	Year Ended December 31,
	2015	2014	2013

Financing activities
Proceeds from long-term debt	$2,486,569	$412,884	$561,253
Payment of long-term debt	(2,554,552)	(548,431)	(748,668)
Proceeds from the issuance of shares	492,433	765,052	355,890
Dividends paid to common stockholders	(341,560)	(240,535)	(128,970)
Contributions received from noncontrolling interests	532	-	73,612
Distributions paid to noncontrolling interests	(2,546)	(62,538)	(2,366)
Offering and equity raise costs paid	(16,984)	(25,600)	(16,313)
Debt financing costs paid	(23,816)	(15,142)	(19,699)
Proceeds from the issuance of convertible senior notes	-	350,000	-
Change in restricted cash	5,166	(999)	3,810
Payment of capital lease obligations	(2,346)	(2,269)	(2,033)
Net cash provided by financing activities	42,896	632,422	76,516

Effect of exchange rate changes on cash and cash equivalents	(856)	(590)	-

Net change in cash and cash equivalents	(25,620)	(185,359)	91,997
Cash and cash equivalents, beginning of year	48,014	233,373	141,376
Cash and cash equivalents, end of year	$22,394	$48,014	$233,373

Supplemental disclosures of cash flow information
Non-cash investing and financing activities:
Accrued equity offering costs	$-	$-	$298
Accrued financing costs	$3	$112	$479
Accrued purchases of property and equipment	$23,396	$8,122	$13,950
Acquisition of equipment through capital leases	$398	$3,744	$1,320
Issuance of shares to Manager	$218,645	$101,345	$132,641
Issuance of shares to independent directors	$750	$750	$640
Issuance of shares for acquisition of business	$-	$115,000	$-
Conversion of convertible senior notes to shares	$25	$-	$-
Conversion of LLC interests to common stock(1)	$79	$-	$-
Conversion of LLC interests to additional paid in capital(1)	$2,428,334	$-	$-
Conversion of construction loan to term loan	$-	$60,360	$24,749
Distributions payable to noncontrolling interests	$33	$441	$276
Taxes paid, net	$6,654	$19,704	$3,710
Interest paid	$108,896	$70,894	$38,956
______________
(1) See Note 10, "Stockholders' Equity", for discussion on common stock, LLC interests and additional paid in capital.

CONSOLIDATED STATEMENTS OF OPERATIONS - MD&A

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2015	2014	$	%	2015	2014	$	%
	($ In Thousands) (Unaudited)
Revenue
Service revenue	$314,863	$339,059	(24,196)	(7.1)	$1,288,501	$1,064,682	223,819	21.0
Product revenue	86,491	66,083	20,408	30.9	350,749	284,400	66,349	23.3
Financing and equipment lease income	-	-	-	-	-	1,836	(1,836)	(100.0)
Total revenue	401,354	405,142	(3,788)	(0.9)	1,639,250	1,350,918	288,332	21.3

Costs and expenses
Cost of services	130,842	159,682	28,840	18.1	551,029	546,609	(4,420)	(0.8)
Cost of product sales	43,545	44,230	685	1.5	168,954	192,881	23,927	12.4
Gross profit	226,967	201,230	25,737	12.8	919,267	611,428	307,839	50.3
Selling, general and administrative	79,244	75,457	(3,787)	(5.0)	304,862	265,254	(39,608)	(14.9)
Fees to Manager - related party	17,009	14,192	(2,817)	(19.8)	354,959	168,182	(186,777)	(111.1)
Depreciation	52,950	37,902	(15,048)	(39.7)	215,243	98,442	(116,801)	(118.6)
Amortization of intangibles	17,779	13,105	(4,674)	(35.7)	101,435	42,695	(58,740)	(137.6)
Loss from customer contract termination	-	-	-	-	-	1,269	1,269	100.0
Loss on disposal of assets	1,121	393	(728)	(185.2)	2,093	1,279	(814)	(63.6)
Total operating expenses	168,103	141,049	(27,054)	(19.2)	978,592	577,121	(401,471)	(69.6)
Operating income (loss)	58,864	60,181	(1,317)	(2.2)	(59,325)	34,307	(93,632)	NM
Other income (expense)
Interest income	21	7	14	200.0	55	112	(57)	(50.9)
Interest expense(1)	(14,455)	(24,674)	10,219	41.4	(123,079)	(73,196)	(49,883)	(68.1)
Loss on extinguishment of debt	-	-	-	-	-	(90)	90	100.0
Equity in earnings and amortization charges of investee	-	312	(312)	(100.0)	-	26,391	(26,391)	(100.0)
Gain from acquisition/divestiture of businesses	-	-	-	-	-	1,027,054	(1,027,054)	(100.0)
Other income (expense), net	17	(3,004)	3,021	100.6	3,381	331	3,050	NM
Net income (loss) before income taxes	44,447	32,822	11,625	35.4	(178,968)	1,014,909	(1,193,877)	(117.6)
(Provision) benefit for income taxes	(12,564)	(14,117)	1,553	11.0	65,161	24,374	40,787	167.3
Net income (loss)	$31,883	$18,705	13,178	70.5	$(113,807)	$1,039,283	(1,153,090)	(111.0)
Less: net loss attributable to noncontrolling interests	(1,040)	(2,264)	(1,224)	(54.1)	(5,270)	(2,745)	2,525	92.0
Net income (loss) attributable to MIC	$32,923	$20,969	11,954	57.0	$(108,537)	$1,042,028	(1,150,565)	(110.4)

NM - Not meaningful
(1) Interest expense includes gains on derivative instruments of $9.4 million and losses on derivative instruments of $30.5 million for the quarter and year ended December 31, 2015, respectively. For the quarter and year ended December 31, 2014, interest expense includes losses on derivative instruments of $8.2 million and $21.3 million, respectively.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) ATTRIBUTABLE TO MIC TO EBITDA EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2015	2014	$	%	2015	2014	$	%

	($ In Thousands) (Unaudited)

Net income (loss) attributable to MIC(1)	$32,923	$20,969			$(108,537)	$1,042,028
Interest expense, net(2)	14,434	24,667			123,024	73,084
Provision (benefit) for income taxes	12,564	14,117			(65,161)	(24,374)
Depreciation(3)	52,950	37,902			215,243	98,442
Depreciation - cost of services(3)	-	-			-	4,374
Amortization of intangibles(4)	17,779	13,105			101,435	42,695
Gain from acquisition/divestiture of businesses	-	-			-	(1,027,181)
Equity in earnings and amortization charges of investee	-	(312)			-	(26,391)
Equity distributions from investee(5)	-	244			-	25,330
Fees to Manager- related party(6)	17,009	14,192			354,959	168,182
Other non-cash expense, net (7)	6,192	5,478			2,822	9,355
EBITDA excluding non-cash items	$153,851	$130,362	23,489	18.0	$623,785	$385,544	238,241	61.8

EBITDA excluding non-cash items	$153,851	$130,362			$623,785	$385,544
Interest expense, net(2)	(14,434)	(24,667)			(123,024)	(73,084)
Adjustments to derivative instruments recorded in interest expense(2)	(15,700)	829			1,509	(3,108)
Amortization of debt financing costs(2)	2,318	909			9,075	5,376
Interest rate swap breakage fees	-	-			(50,556)	-
Equipment lease receivable, net	-	-			-	2,805
Provision/benefit for income taxes, net of changes in deferred taxes(8)	7,025	(3,247)			6,427	(3,568)
Pension contribution	-	-			-	(26,960)
Changes in working capital(6)	(6,823)	(46,934)			(86,060)	(35,390)
Cash provided by operating activities	126,237	57,252			381,156	251,615
Changes in working capital(6)	6,823	46,934			86,060	35,390
Maintenance capital expenditures	(30,333)	(13,274)			(68,596)	(25,520)
Free cash flow	$102,727	$90,912	11,815	13.0	$398,620	$261,485	137,135	52.4

(1) Net income (loss) attributable to MIC excludes net loss attributable to noncontrolling interests of $1.0 million and $5.3 million for the quarter and year ended December 31, 2015, respectively, and net loss attributable to noncontrolling interests of $2.3 million and $2.7 million for the quarter and year ended December 31, 2014, respectively.

(2) Interest expense, net, includes adjustment to derivative instruments and non-cash amortization of deferred financing fees. For the year ended December 31, 2015, interest expense also includes non-cash write-off of deferred financing costs related to the May 2015 refinancing at IMTT.

(3) Depreciation − cost of services includes depreciation expense for our previously owned district energy business, a component of CP&E segment, which is reported in cost of services in our consolidated statements of operations. Depreciation and Depreciation − cost of services does not include acquisition-related step-up depreciation expense of $4.2 million for the year ended December 31, 2014 in connection with our previous 50% investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated statements of operations.

(4) Amortization of intangibles does not include acquisition-related step-up amortization expense of $185,000 for the year ended December 31, 2014 in connection with our previous 50% investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated statements of operations.

(5) Equity distributions from investee in the above table includes distributions we received only up to our share of the earnings recorded in the calculation for EBITDA excluding non-cash items.
(6) In July 2015, our Board requested, and our Manager agreed, that $67.8 million of the performance fee for the quarter ended June 30, 2015 be settled in cash in July 2015 to minimize dilution. The remaining $67.8 million obligation was deferred until July 2016. At July 2016, the MIC Board will consider whether the remaining obligation may be settled in cash or shares, or a combination thereof. In October 2014, our Board requested, and our Manager agreed, that $65.0 million of the performance fee for the quarter ended September 30, 2014 be settled in cash using the proceeds from the sale of the district energy business to minimize dilution. The remainder of the fee of $51.6 million was reinvested in additional shares of MIC.

(7) Other non-cash expense, net, primarily includes non-cash adjustments related to pension expense, adjustments to noncontrolling interest, amortization of tolling liabilities, unrealized gains (losses) on commodity hedges and any non-cash gains (losses) on disposal of assets. For the year ended December 31, 2014, other non-cash expense, net, also included non-cash loss from customer contract terminations related to the district energy business, which was sold on August 21, 2014.

(8) Includes $6.9 million of tax refund received in the fourth quarter of 2015 relating to the election of bonus depreciation for 2014.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION FROM CONSOLIDATED FREE CASH FLOW TO PROPORTIONATELY COMBINED FREE CASH FLOW

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2015	2014	$	%	2015	2014	$		%
	($ In Thousands) (Unaudited)

Free Cash Flow- Consolidated basis	$102,727	$90,912	11,815	13.0	$398,620	$261,485		137,135	52.4
Equity distributions from investee(1)	-	-			-	(25,086)
100% of CP&E Free Cash Flow included in consolidated Free Cash Flow	(12,382)	988			(21,989)	(10,480)
MIC's share of IMTT Free Cash Flow(2)	-	-			-	31,324
MIC's share of CP&E Free Cash Flow	10,509	(1,072)			16,005	5,103
Free Cash Flow- Proportionately Combined basis	$100,854	$90,828	10,026	11.0	$392,636	$262,346		130,290	49.7
_________________
(1) Equity distributions from investee represent the portion of distributions received from IMTT that are recorded in cash from operating activities prior to the IMTT Acquisition on July 16, 2014.
(2) Represents our proportionate share of IMTT's Free Cash Flow prior to the IMTT Acquisition on July 16, 2014.

MACQUARIE INFRASTRUCTURE CORPORATION
RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

IMTT

	Quarter Ended December 31,		Change		Year Ended December 31,		Change
	2015	2014	Favorable/(Unfavorable)		2015	2014	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Revenues	134,160	144,951	(10,791)	(7.4)	550,041	567,467	(17,426)	(3.1)
Cost of services(1)	52,091	61,032	8,941	14.6	222,724	248,681	25,957	10.4
Gross profit	82,069	83,919	(1,850)	(2.2)	327,317	318,786	8,531	2.7
General and administrative expenses(1)	8,994	12,036	3,042	25.3	33,903	44,018	10,115	23.0
Depreciation and amortization	32,217	28,062	(4,155)	(14.8)	132,002	93,488	(38,514)	(41.2)
Operating income	40,858	43,821	(2,963)	(6.8)	161,412	181,280	(19,868)	(11.0)
Interest expense, net(2)	(5,164)	(5,735)	571	10.0	(37,378)	(27,239)	(10,139)	(37.2)
Other income, net	262	982	(720)	(73.3)	2,212	2,665	(453)	(17.0)
Provision for income taxes	(14,719)	(17,945)	3,226	18.0	(51,520)	(64,033)	12,513	19.5
Noncontrolling interest	(56)	(199)	143	71.9	(586)	(527)	(59)	(11.2)
Net income(3)	21,181	20,924	257	1.2	74,140	92,146	(18,006)	(19.5)

Reconciliation of net income to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:

Net income(3)	21,181	20,924			74,140	92,146
Interest expense, net(2)	5,164	5,735			37,378	27,239
Provision for income taxes	14,719	17,945			51,520	64,033
Depreciation and amortization	32,217	28,062			132,002	93,488
Other non-cash expense, net(4)	1,873	2,249			7,027	8,269
EBITDA excluding non-cash items	75,154	74,915	239	0.3	302,067	285,175	16,892	5.9

EBITDA excluding non-cash items	75,154	74,915			302,067	285,175
Interest expense, net(2)	(5,164)	(5,735)			(37,378)	(27,239)
Adjustments to derivative instruments recorded in interest expense(2)	(5,052)	(3,168)			(2,912)	(15,335)
Amortization of debt financing costs(2)	407	(593)			2,344	2,050
Interest rate swap breakage fees	-	-			(31,385)	-
Provision for income taxes, net of changes in deferred taxes	(314)	(1,428)			(470)	(34,250)
Pension contribution	-	-			-	(20,000)
Changes in working capital	(1,593)	2,309			(11,260)	(413)
Cash provided by operating activities	63,438	66,300			221,006	189,988
Changes in working capital	1,593	(2,309)			11,260	413
Maintenance capital expenditures	(17,146)	(6,781)			(37,696)	(44,176)
Free cash flow	47,885	57,210	(9,325)	(16.3)	194,570	146,225	48,345	33.1
_____________________
(1) Includes transactional costs in connection with the IMTT Acquisition for the year ended December 31, 2014.
(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees. For the year ended December 31, 2015, interest expense also includes non-cash write-off of deferred financing costs related to the May 2015 refinancing.

(3) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(4) Other non-cash expense, net, primarily includes non-cash adjustments related to pension expense and adjustments to noncontrolling interest.

Atlantic Aviation

	Quarter Ended December 31,		Change		Year Ended December 31,		Change
	2015	2014	Favorable/(Unfavorable)		2015	2014	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Revenues	180,703	194,108	(13,405)	(6.9)	738,460	779,261	(40,801)	(5.2)
Cost of services	78,751	98,650	19,899	20.2	328,305	416,697	88,392	21.2
Gross profit	101,952	95,458	6,494	6.8	410,155	362,564	47,591	13.1
Selling, general and administrative expenses	53,836	51,206	(2,630)	(5.1)	207,062	194,804	(12,258)	(6.3)
Depreciation and amortization	22,332	16,745	(5,587)	(33.4)	126,351	63,778	(62,573)	(98.1)
Loss on disposal of assets	1,121	393	(728)	(185.2)	2,093	1,279	(814)	(63.6)
Operating income	24,663	27,114	(2,451)	(9.0)	74,649	102,703	(28,054)	(27.3)
Interest expense, net(1)	(3,609)	(13,012)	9,403	72.3	(35,735)	(40,618)	4,883	12.0
Other expense, net	(123)	(47)	(76)	(161.7)	(28)	(25)	(3)	(12.0)
Provision for income taxes	(8,641)	(7,095)	(1,546)	(21.8)	(16,081)	(25,096)	9,015	35.9
Net income(2)	12,290	6,960	5,330	76.6	22,805	36,964	(14,159)	(38.3)

Reconciliation of net income to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:

Net income(2)	12,290	6,960			22,805	36,964
Interest expense, net(1)	3,609	13,012			35,735	40,618
Provision for income taxes	8,641	7,095			16,081	25,096
Depreciation and amortization	22,332	16,745			126,351	63,778
Other non-cash expense, net(3)	1,177	382			2,645	1,475
EBITDA excluding non-cash items	48,049	44,194	3,855	8.7	203,617	167,931	35,686	21.3

EBITDA excluding non-cash items	48,049	44,194			203,617	167,931
Interest expense, net(1)	(3,609)	(13,012)			(35,735)	(40,618)
Adjustments to derivative instruments recorded in interest expense(1)	(4,310)	4,747			3,617	9,459
Amortization of debt financing costs(1)	803	810			3,221	3,138
Provision for income taxes, net of changes in deferred taxes	652	(1,981)			(242)	(4,549)
Changes in working capital	(2,927)	3,850			(2,635)	6,775
Cash provided by operating activities	38,658	38,608			171,843	142,136
Changes in working capital	2,927	(3,850)			2,635	(6,775)
Maintenance capital expenditures	(8,489)	(5,276)			(21,455)	(9,886)
Free cash flow	33,096	29,482	3,614	12.3	153,023	125,475	27,548	22.0
_____________________
(1) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(3) Other non-cash expense, net, primarily includes non-cash gains (losses) on disposal of assets.

Contracted Power and Energy

	Quarter Ended December 31,		Change		Year Ended December 31,		Change
	2015	2014	Favorable/(Unfavorable)		2015	2014	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Service revenues	-	-	-	-	-	29,487	(29,487)	(100.0)
Product revenues	32,540	4,441	28,099	NM	123,797	19,779	104,018	NM
Finance lease revenues	-	-	-	-	-	1,836	(1,836)	(100.0)
Total revenues	32,540	4,441	28,099	NM	123,797	51,102	72,695	142.3

Cost of revenue — service(1)	-	-	-	-	-	21,311	21,311	100.0
Cost of revenue — product	4,416	1,077	(3,339)	NM	18,901	3,869	(15,032)	NM
Cost of revenue — total	4,416	1,077	(3,339)	NM	18,901	25,180	6,279	24.9
Gross profit	28,124	3,364	24,760	NM	104,896	25,922	78,974	NM
Selling, general and administrative expenses	7,404	1,461	(5,943)	NM	30,847	8,319	(22,528)	NM
Depreciation and amortization	13,831	3,869	(9,962)	NM	48,990	15,601	(33,389)	NM
Loss from customer contract termination	-	-	-	-	-	1,269	1,269	100.0
Operating income (loss)	6,889	(1,966)	8,855	NM	25,059	733	24,326	NM
Interest expense, net(2)	(540)	(849)	309	36.4	(28,390)	(8,606)	(19,784)	NM
Loss on extinguishment of debt	-	-	-	-	-	(90)	90	100.0
Equity in earnings of investee	-	312	(312)	(100.0)	-	244	(244)	(100.0)
Other income (expense)	1	(1,489)	1,490	100.1	1,066	2,300	(1,234)	(53.7)
Benefit (provision) for income taxes	1,244	591	653	110.5	(4,887)	(823)	(4,064)	NM
Noncontrolling interest	1,096	2,463	(1,367)	(55.5)	5,856	4,471	1,385	31.0
Net income (loss)(3)	8,690	(938)	9,628	NM	(1,296)	(1,771)	475	26.8

Reconciliation of net income (loss) to EBITDA excluding non- cash items and cash provided by operating activities to Free Cash Flow:

Net income (loss)(3)	8,690	(938)			(1,296)	(1,771)
Interest expense, net(2)	540	849			28,390	8,606
(Benefit) provision for income taxes	(1,244)	(591)			4,887	823
Depreciation and amortization(1)	13,831	3,869			48,990	19,975
Other non-cash income, net(4)	(3,083)	(2,532)			(12,815)	(4,910)
EBITDA excluding non-cash items	18,734	657	18,077	NM	68,156	22,723	45,433	199.9

EBITDA excluding non-cash items	18,734	657			68,156	22,723
Interest expense, net(2)	(540)	(849)			(28,390)	(8,606)
Adjustments to derivative instruments recorded in interest expense(2)	(6,186)	(812)			819	(5,321)
Amortization of debt financing costs(2)	376	16			686	518
Interest rate swap breakage fees	-	-			(19,171)	-
Equipment lease receivable, net	-	-			-	2,805
Benefit/provision for income taxes, net of changes in deferred taxes	(2)	-			(4)	(903)
Changes in working capital	1,573	9,454			(2,331)	33,440
Cash provided by operating activities	13,955	8,466			19,765	44,656
Changes in working capital	(1,573)	(9,454)			2,331	(33,440)
Maintenance capital expenditures	-	-			(107)	(736)
Free cash flow	12,382	(988)	13,370	NM	21,989	10,480	11,509	109.8

_____________________
NM - Not meaningful
(1) Includes depreciation expense of $4.4 million for the year ended December 31, 2014, related to the district energy business, which was sold on August 21, 2014.
(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(3) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(4) Other non-cash income, net, primarily includes adjustments to noncontrolling interest and amortization of tolling liabilities. For the year ended December 31, 2014, other non-cash income, net, also included non-cash loss from customer contract terminations related to the district energy business, which was sold on August 21, 2014.

Hawaii Gas

	Quarter Ended December 31,		Change		Year Ended December 31,		Change
	2015	2014	Favorable/(Unfavorable)		2015	2014	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Revenues	53,951	61,642	(7,691)	(12.5)	226,952	264,621	(37,669)	(14.2)
Cost of product sales(1)	39,129	43,153	4,024	9.3	150,053	189,012	38,959	20.6
Gross profit	14,822	18,489	(3,667)	(19.8)	76,899	75,609	1,290	1.7
Selling, general and administrative expenses	6,095	7,127	1,032	14.5	21,475	22,491	1,016	4.5
Depreciation and amortization	2,349	2,331	(18)	(0.8)	9,335	9,192	(143)	(1.6)
Operating income	6,378	9,031	(2,653)	(29.4)	46,089	43,926	2,163	4.9
Interest expense, net(2)	(1,706)	(1,824)	118	6.5	(7,279)	(7,091)	(188)	(2.7)
Other expense	(124)	(2,690)	2,566	95.4	(556)	(2,871)	2,315	80.6
Provision for income taxes	(974)	(926)	(48)	(5.2)	(14,261)	(12,635)	(1,626)	(12.9)
Net income(3)	3,574	3,591	(17)	(0.5)	23,993	21,329	2,664	12.5

Reconciliation of net income to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:

Net income(3)	3,574	3,591			23,993	21,329
Interest expense, net(2)	1,706	1,824			7,279	7,091
Provision for income taxes	974	926			14,261	12,635
Depreciation and amortization	2,349	2,331			9,335	9,192
Other non-cash expense, net(4)	6,038	5,124			5,215	6,709
EBITDA excluding non-cash items	14,641	13,796	845	6.1	60,083	56,956	3,127	5.5

EBITDA excluding non-cash items	14,641	13,796			60,083	56,956
Interest expense, net(2)	(1,706)	(1,824)			(7,279)	(7,091)
Adjustments to derivative instruments recorded in interest expense(2)	(152)	62			(15)	5
Amortization of debt financing costs(2)	121	120			483	480
Provision for income taxes, net of changes in deferred taxes	184	3			184	(659)
Pension contribution	-	-			-	(6,960)
Changes in working capital	(6,936)	974			(1,570)	(1,100)
Cash provided by operating activities	6,152	13,131			51,886	41,631
Changes in working capital	6,936	(974)			1,570	1,100
Maintenance capital expenditures	(4,698)	(1,217)			(9,338)	(6,829)
Free cash flow	8,390	10,940	(2,550)	(23.3)	44,118	35,902	8,216	22.9
_____________________
(1) Cost of product sales includes unrealized losses on commodity hedges for the quarter and year ended December 31, 2015.
(2) Interest expense, net, includes adjustments to derivative instruments related to interest rate swaps and non-cash amortization of deferred financing fees.
(3) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(4) Other non-cash expense, net, primarily includes non-cash adjustments related to pension expense and unrealized gains (losses) on commodity hedges.

Corporate and Other

	Quarter Ended December 31,		Change		Year Ended December 31,		Change
	2015	2014	Favorable/(Unfavorable)		2015	2014	Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Fees to Manager-related party	17,009	14,192	(2,817)	(19.8)	354,959	168,182	(186,777)	(111.1)
Selling, general and administrative expenses	2,915	3,387	472	13.9	11,575	15,526	3,951	25.4
Operating loss	(19,924)	(17,579)	(2,345)	(13.3)	(366,534)	(183,708)	(182,826)	(99.5)
Interest expense, net(1)	(3,415)	(3,247)	(168)	(5.2)	(14,242)	(5,905)	(8,337)	(141.2)
Gain from acquisition/divestiture of businesses(2)	-	-	-	-	-	1,027,054	(1,027,054)	(100.0)
Other income	1	-	1	NM	687	-	687	NM
Benefit for income taxes	10,526	11,258	(732)	(6.5)	151,910	88,696	63,214	71.3
Noncontrolling interest	-	-	-	-	-	(1,428)	1,428	100.0
Net (loss) income(3)	(12,812)	(9,568)	(3,244)	(33.9)	(228,179)	924,709	(1,152,888)	(124.7)

Reconciliation of net (loss) income to EBITDA excluding non- cash items and cash provided by (used in) operating activities to Free Cash Flow:

Net (loss) income(3)	(12,812)	(9,568)			(228,179)	924,709
Interest expense, net(1)	3,415	3,247			14,242	5,905
Benefit for income taxes	(10,526)	(11,258)			(151,910)	(88,696)
Fees to Manager-related party(4)	17,009	14,192			354,959	168,182
Gain from acquisition/divestiture of businesses(2)	-	-			-	(1,027,181)
Other non-cash expense	187	187			750	2,178
EBITDA excluding non-cash items	(2,727)	(3,200)	473	14.8	(10,138)	(14,903)	4,765	32.0

EBITDA excluding non-cash items	(2,727)	(3,200)			(10,138)	(14,903)
Interest expense, net (1)	(3,415)	(3,247)			(14,242)	(5,905)
Amortization of debt financing costs(1)	611	556			2,341	1,013
Benefit for income taxes, net of changes in deferred taxes(5)	6,505	159			6,959	760
Changes in working capital(4)	3,060	(63,521)			(68,264)	(60,531)
Cash provided by (used in) operating activities	4,034	(69,253)			(83,344)	(79,566)
Changes in working capital(4)	(3,060)	63,521			68,264	60,531
Free cash flow	974	(5,732)	6,706	117.0	(15,080)	(19,035)	3,955	20.8
_____________________
NM- Not meaningful
(1) Interest expense, net, includes non-cash amortization of deferred financing fees.
(2) Represents the gain from the remeasuring to fair value of our previous 50% ownership of IMTT and the gain recognized on the sale of the district energy business.
(3) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.
(4) In July 2015, our Board requested, and our Manager agreed, that $67.8 million of the performance fee for the quarter ended June 30, 2015 be settled in cash in July 2015 to minimize dilution. The remaining $67.8 million obligation was deferred until July 2016. At July 2016, the MIC Board will consider whether the remaining obligation may be settled in cash or shares, or a combination thereof. In October 2014, our Board requested, and our Manager agreed, that $65.0 million of the performance fee for the quarter ended September 30, 2014 be settled in cash using the proceeds from the sale of the district energy business to minimize dilution. The remainder of the fee of $51.6 million was reinvested in additional shares of MIC.

(5) Includes $6.9 million of tax refund received in the fourth quarter of 2015 relating to the election of bonus depreciation for 2014.

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF PROPORTIONATELY COMBINED NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	For the Quarter Ended December 31, 2015
($ in Thousands) (Unaudited)	IMTT 100%(1)	Atlantic Aviation 100%	Contracted Power and Energy(2)	Hawaii Gas 100%	MIC Corporate 100%	Proportionately Combined(3)	Contracted Power and Energy 100%

Net income (loss) attributable to MIC	21,181	12,290	7,967	3,574	(12,812)	32,200	8,690
Interest expense, net(4)	5,164	3,609	301	1,706	3,415	14,195	540
Provision (benefit) for income taxes	14,719	8,641	(1,244)	974	(10,526)	12,564	(1,244)
Depreciation and amortization of intangibles	32,217	22,332	11,958	2,349	-	68,856	13,831
Fees to Manager-related party	-	-	-	-	17,009	17,009	-
Other non-cash expense (income), net(6)	1,873	1,177	(2,995)	6,038	187	6,280	(3,083)
EBITDA excluding non-cash items	75,154	48,049	15,987	14,641	(2,727)	151,104	18,734

EBITDA excluding non-cash items	75,154	48,049	15,987	14,641	(2,727)	151,104	18,734
Interest expense, net(4)	(5,164)	(3,609)	(301)	(1,706)	(3,415)	(14,195)	(540)
Adjustments to derivative instruments recorded in interest expense, net(4)	(5,052)	(4,310)	(5,538)	(152)	-	(15,052)	(6,186)
Amortization of deferred finance charges(4)	407	803	363	121	611	2,305	376
Provision/benefit for income taxes, net of changes in deferred taxes(5)	(314)	652	(2)	184	6,505	7,025	(2)
Changes in working capital	(1,593)	(2,927)	2,144	(6,936)	3,060	(6,252)	1,573
Cash provided by operating activities	63,438	38,658	12,653	6,152	4,034	124,935	13,955
Changes in working capital	1,593	2,927	(2,144)	6,936	(3,060)	6,252	(1,573)
Maintenance capital expenditures	(17,146)	(8,489)	-	(4,698)	-	(30,333)	-
Free cash flow	47,885	33,096	10,509	8,390	974	100,854	12,382

	For the Quarter Ended December 31, 2014
($ in Thousands) (Unaudited)	IMTT 100%(1)	Atlantic Aviation 100%	Contracted Power and Energy(2)	Hawaii Gas 100%	MIC Corporate 100%	Proportionately Combined(3)	Contracted Power and Energy 100%

Net income (loss) attributable to MIC	20,924	6,960	(117)	3,591	(9,568)	21,790	(938)
Interest expense, net(4)	5,735	13,012	449	1,824	3,247	24,267	849
Provision (benefit) for income taxes	17,945	7,095	(591)	926	(11,258)	14,117	(591)
Depreciation and amortization of intangibles	28,062	16,745	2,820	2,331	-	49,958	3,869
Fees to Manager-related party	-	-	-	-	14,192	14,192	-
Other non-cash expense (income), net(6)	2,249	382	(2,385)	5,124	187	5,557	(2,532)
EBITDA excluding non-cash items	74,915	44,194	176	13,796	(3,200)	129,881	657

EBITDA excluding non-cash items	74,915	44,194	176	13,796	(3,200)	129,881	657
Interest expense, net(4)	(5,735)	(13,012)	(449)	(1,824)	(3,247)	(24,267)	(849)
Adjustments to derivative instruments recorded in interest expense, net(4)	(3,168)	4,747	(812)	62	-	829	(812)
Amortization of deferred finance charges(4)	(593)	810	13	120	556	906	16
Provision/benefit for income taxes, net of changes in deferred taxes	(1,428)	(1,981)	-	3	159	(3,247)	-
Changes in working capital	2,309	3,850	7,208	974	(63,521)	(49,180)	9,454
Cash provided by (used in) operating activities	66,300	38,608	6,136	13,131	(69,253)	54,922	8,466
Changes in working capital	(2,309)	(3,850)	(7,208)	(974)	63,521	49,180	(9,454)
Maintenance capital expenditures	(6,781)	(5,276)	-	(1,217)	-	(13,274)	-
Free cash flow	57,210	29,482	(1,072)	10,940	(5,732)	90,828	(988)

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF PROPORTIONATELY COMBINED NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	For the Year Ended December 31, 2015
($ in Thousands) (Unaudited)	IMTT 100%(1)	Atlantic Aviation 100%	Contracted Power and Energy(2)	Hawaii Gas 100%	MIC Corporate 100%	Proportionately Combined(3)	Contracted Power and Energy 100%

Net income (loss) attributable to MIC	74,140	22,805	(303)	23,993	(228,179)	(107,544)	(1,296)
Interest expense, net(4)	37,378	35,735	24,562	7,279	14,242	119,196	28,390
Provision (benefit) for income taxes	51,520	16,081	4,887	14,261	(151,910)	(65,161)	4,887
Depreciation and amortization of intangibles	132,002	126,351	41,503	9,335	-	309,191	48,990
Fees to Manager-related party(7)	-	-	-	-	354,959	354,959	-
Other non-cash expense (income), net(6)	7,027	2,645	(12,142)	5,215	750	3,495	(12,815)
EBITDA excluding non-cash items	302,067	203,617	58,507	60,083	(10,138)	614,136	68,156

EBITDA excluding non-cash items	302,067	203,617	58,507	60,083	(10,138)	614,136	68,156
Interest expense, net(4)	(37,378)	(35,735)	(24,562)	(7,279)	(14,242)	(119,196)	(28,390)
Adjustments to derivative instruments recorded in interest expense, net(4)	(2,912)	3,617	693	(15)	-	1,383	819
Amortization of deferred finance charges(4)	2,344	3,221	649	483	2,341	9,038	686
Interest rate swap breakage fees	(31,385)	-	(19,171)	-	-	(50,556)	(19,171)
Provision/benefit for income taxes, net of changes in deferred taxes(5)	(470)	(242)	(4)	184	6,959	6,427	(4)
Changes in working capital(7)	(11,260)	(2,635)	(2,286)	(1,570)	(68,264)	(86,015)	(2,331)
Cash provided by (used in) operating activities	221,006	171,843	13,826	51,886	(83,344)	375,217	19,765
Changes in working capital(7)	11,260	2,635	2,286	1,570	68,264	86,015	2,331
Maintenance capital expenditures	(37,696)	(21,455)	(107)	(9,338)	-	(68,596)	(107)
Free cash flow	194,570	153,023	16,005	44,118	(15,080)	392,636	21,989

	For the Year Ended December 31, 2014
($ in Thousands) (Unaudited)	IMTT 50%(8)	IMTT 100%(1)	Atlantic Aviation 100%	Contracted Power and Energy(2)	Hawaii Gas 100%	MIC Corporate 100%	Proportionately Combined(3)	IMTT 100%(9)	Contracted Power and Energy 100%

Net income (loss) attributable to MIC	28,748	34,650	36,964	645	21,329	924,709	1,047,045	92,146	(1,771)
Interest expense, net(4)	8,188	10,864	40,618	5,606	7,091	5,905	78,272	27,239	8,606
Provision (benefit) for income taxes	19,133	25,768	25,096	143	12,635	(88,696)	(5,922)	64,033	823
Depreciation and amortization of intangibles	20,461	52,566	63,778	13,427	9,192	-	159,424	93,488	19,975
Fees to Manager-related party(7)	-	-	-	-	-	168,182	168,182	-	-
Gain from acquisition/divestiture of businesses	-	-	-	-	-	(1,027,181)	(1,027,181)	-	-
Other non-cash expense (income), net(6)	2,183	3,903	1,475	(6,906)	6,709	2,178	9,542	8,269	(4,910)
EBITDA excluding non-cash items	78,712	127,751	167,931	12,914	56,956	(14,903)	429,361	285,175	22,723

EBITDA excluding non-cash items	78,712	127,751	167,931	12,914	56,956	(14,903)	429,361	285,175	22,723
Interest expense, net(4)	(8,188)	(10,864)	(40,618)	(5,606)	(7,091)	(5,905)	(78,272)	(27,239)	(8,606)
Adjustments to derivative instruments recorded in interest expense, net(4)	(4,042)	(7,251)	9,459	(3,067)	5	-	(4,896)	(15,335)	(5,321)
Amortization of deferred finance charges(4)	912	227	3,138	280	480	1,013	6,049	2,050	518
Equipment lease receivables, net	-	-	-	1,403	-	-	1,403	-	2,805
Provision/benefit for income taxes, net of changes in deferred taxes	(18,017)	1,783	(4,549)	(453)	(659)	760	(21,134)	(34,250)	(903)
Pension contribution	-	(20,000)	-	-	(6,960)	-	(26,960)	(20,000)	-
Changes in working capital(7)	6,781	(13,974)	6,775	28,875	(1,100)	(60,531)	(33,174)	(413)	33,440
Cash provided by (used in) operating activities	56,158	77,672	142,136	34,346	41,631	(79,566)	272,377	189,988	44,656
Changes in working capital(7)	(6,781)	13,974	(6,775)	(28,875)	1,100	60,531	33,174	413	(33,440)
Maintenance capital expenditures	(18,054)	(8,069)	(9,886)	(368)	(6,829)	-	(43,206)	(44,176)	(736)
Free cash flow	31,324	83,577	125,475	5,103	35,902	(19,035)	262,346	146,225	10,480

___________________________
(1) Represents our 100% ownership interest in IMTT subsequent to July 16, 2014. IMTT owns 66.7% of its Quebec marine terminal in Canada. The remainder is owned by one other party. IMTT consolidates the results of the Quebec terminal in its financial statements and adjusts the portion that it does not own through noncontrolling interest. The above table shows 100% of IMTT, including the 33.3% portion of the Quebec terminal that it does not own, which is not significant. Both MIC’s and IMTT’s EBITDA excluding non-cash items and Free Cash Flow reflects 100% of the results of the Quebec terminal.

(2) Proportionately combined Free Cash Flow for Contracted Power and Energy is equal to MIC's controlling ownership interest in its solar and wind power facilities and the district energy business, up to August 21, 2014, date of sale. As of April 1, 2015, Contracted Power and Energy also includes 100% of BEC, a gas-fired power facility.

(3) Proportionately combined Free Cash Flow is equal to the sum of Free Cash Flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(4) Interest expense, net, includes adjustment to derivative instruments and non-cash amortization of deferred financing fees. For the year ended December 31, 2015, interest expense also includes non-cash write-off of deferred financing costs related to the May 2015 refinancing at IMTT.

(5) Includes $6.9 million of tax refund received in the fourth quarter of 2015 relating to the election of bonus depreciation for 2014.
(6) Other non-cash expense (income), net, primarily includes non-cash adjustments related to pension expense, adjustments to noncontrolling interest, amortization of tolling liabilities, unrealized gains (losses) on commodity hedges and any non-cash gains (losses) on disposal of assets. For the year ended December 31, 2014, other non-cash expense (income), net, also included non-cash loss from customer contract terminations related to the district energy business, which was sold on August 21, 2014.

(7) In July 2015, our Board requested, and our Manager agreed, that $67.8 million of the performance fee for the quarter ended June 30, 2015 be settled in cash in July 2015 to minimize dilution. The remaining $67.8 million obligation was deferred until July 2016. At July 2016, the MIC Board will consider whether the remaining obligation may be settled in cash or shares, or a combination thereof. In October 2014, our Board requested, and our Manager agreed, that $65.0 million of the performance fee for the quarter ended September 30, 2014 be settled in cash using the proceeds from the sale of the district energy business to minimize dilution. The remainder of the fee of $51.6 million was reinvested in additional shares of MIC.

(8) Our proportionate interest in IMTT prior to the acquisition of the remaining 50% interest on July 16, 2014.
(9) Represents 100% of IMTT as a stand-alone business.

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